Exhibit 10.39
Quidel Corp.
2011 Leadership Incentive Compensation Plan (Cash)
General Description
The purpose of the 2011 Leadership Incentive Compensation Plan (Cash) (the “Plan”) is to provide objective criteria that allow management of Quidel Corporation (the “Company”) to earn the cash portion of their variable annual target compensation.
Plan Objectives
The objective of the Plan is to incent the Company’s management to achieve certain short-term business goals without sacrificing the long-term growth of the Company. These goals will be specified each year and will include both financial and non-financial goals provided that any goal must be easily measurable.
Eligibility
The Plan is directed at the individuals in the Company who are in a position to influence the outcome of the Company’s financial performance. Accordingly, all Managers, Directors, Vice Presidents, and Senior Executives are eligible to participate. Plan participants with the Company for only a portion of the year will receive a prorated bonus if hired prior to July 1 of the plan year (2011). Plan participants hired after July 1 will be eligible to participate the following year (2012). Plan participants must be employed by the Company through the end of the plan year to qualify.
Incentive Opportunity by Level
Target bonuses by level are shown below as a percent of base pay.

		Maximum
	Target	(150% Target)
President & CEO	80%	120%
SVP/C-Level	40%	60%
Vice Presidents	30%	45%
Sr. Directors	25%	37.5%
Directors	20%	30%
Associate Directors & Sr. Managers	15%	22.5%
Managers	10%	15%
Criteria to fund
Each year the Compensation Committee reviews and approves metrics that serve as targets to fund the incentive compensation pool. There are four components included in the Plan: (1) revenue performance on core products, (2) revenue performance on new products, (3) earnings-per-share (“EPS”), and (4) defined corporate or individual impact goals. Each component includes targets at minimum, plan, and maximum payout. The minimum targets serve as the threshold upon which the incentive pool will begin to fund; therefore there is no payout relative to a component for performance below the minimum threshold. Achievement of the components at plan will earn the target cash incentive opportunity. Payout will be calculated along a linear continuum from minimum to plan and from plan to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity.
Setting and Adjustment of Targets
The targets for funding are set after the Board approves the Company’s Annual Operating Plan, which normally occurs at the November Board meeting, but before December 31 of the prior year (2010). However, there are instances that may cause the targets to be adjusted after December 31st of the Plan year (2011). In particular:
Acquisitions: Part of the Company’s growth strategy considers growth through acquisition. As such, the financial impact of merger and acquisition activities that was not contemplated when the targets were set should be considered.
Respiratory Season: The actual performance for the Revenue on Core Products and the EPS components of the Plan will be adjusted to minimize the impact of the variability in severity of the influenza season, a factor outside of management control for which the management team should be neither enriched nor penalized.
Number of Shares Outstanding: One of the components is EPS; therefore, changes to the number of shares outstanding can impact that calculation. Therefore for ICP measurement purposes, the outstanding shares will be fixed at the AOP amount regardless of any share issuances, repurchases, or changes in share price.
Criteria to Pay
The minimum target must be met in order for a portion of the bonus to be paid relative to any one of the four components. Each component will be measured separately. Bonus payout to corporate officers (SVPs and above) will be based seventy (70%) percent on achievement of revenue performance and EPS goals and thirty (30%) percent on corporate impact goals. Bonus payout to Vice Presidents and below will be based seventy (70%) percent on achievement of revenue performance and EPS goals and thirty (30%) percent on individual impact goals.
Impact goals are included in the construct of the Plan to ensure that certain key management goals and objectives are achieved in addition to the team meeting the revenue and EPS targets.
Corporate or Individual Impact Goals
     Corporate impact goals represent thirty (30) percent of the Plan. These goals will be measured independently of the other components of the Plan. The determination of achievement of these goals is binary, either they were met or not, and there is no opportunity for overachievement. Individual impact goals will be set for Vice Presidents and below before the end of Q1-2011.
Computation of Incentive Pay
As described above, bonuses fund based on achievement of component targets, progressing linearly from the minimum to plan and from plan to the maximum targets.

Annual salary for bonus purposes is the annual salary in effect following salary review in March of the Plan year.
The Plan could be subject to applicable legislation (e.g., Dodd-Frank) and will be amended to comply at such time that claw backs or other legislative or regulatory requirements for executive compensation are ultimately adopted.
The Compensation Committee of the Board has the right to pay a different amount than the amount funded by the formula provided under the Plan, which is not a contract. This may be in total or by individual.
All bonuses are subject to Board approval and payments, once approved, will be made by March 15th of the year following the end of the incentive plan year. The Plan year is the same as the Company’s fiscal year.
The Plan is not a guarantee of employment and is not intended to modify or qualify the at-will employment policy of the Company.
The Company reserves the right to modify or discontinue the Plan at any time.